Exhibit 99.1

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

News Release

Clean Energy Expands Global Market Presence with Acquisition of IMW

– Positions Clean Energy as a World Leader in Natural Gas Fueling and

Compression Technology for the Growing US and International NGV Markets –

(Conference Call to be Held Today at 9:00 am EDT/6:00 am PDT to Discuss this Announcement)

Seal Beach, Calif. (July 6, 2010) — Clean Energy Fuels Corp. (Nasdaq: CLNE) and IMW Industries, Ltd. (IMW) have signed a definitive agreement for Clean Energy to acquire IMW for consideration of $125 million plus a cash earn-out arrangement.  IMW manufactures and services advanced natural gas fueling compressors and related equipment that is sold to station operators and commercial fleets and has provided more than 1,000 installations in over 20 countries.  IMW, a private company, is headquartered near Vancouver, British Columbia and has a second manufacturing facility near Shanghai, China.

The purchase price includes $75 million to be paid at closing ($15 million in cash and approximately $60 million in Clean Energy common stock) plus four additional annual payments of $12.5 million each (consisting of $5 million in cash and approximately $7.5 million in cash or Clean Energy common stock to be determined at Clean Energy’s option).  The earn-out arrangement will pay IMW’s shareholders certain percentages of future gross profits earned by IMW over the next four years assuming the gross profit exceeds certain minimum thresholds and up to a maximum of $40 million in the aggregate.  Completion of the transaction is subject to certain closing conditions being met, including the registration of the Clean Energy shares paid to IMW shareholders at the closing.  The companies intend to close the transaction in the third quarter of 2010. After closing, IMW will maintain separate operations as a subsidiary of Clean Energy.

“IMW is a world leader in compression technology with emphasis on the rapidly growing markets in China, Southeast Asia and South America,” said Andrew J. Littlefair, Clean Energy President and CEO.  “During the economic slowdown of the last couple of years, while other companies were retrenching, IMW aggressively expanded its sales and service organization. The success of this strategy is demonstrated by the recent agreement it signed with China Gas to build 120 large-scale CNG stations in China, with 80 to 90 compressors related to this agreement anticipated to be delivered in the next 12 months.  We are teaming up with the best in the business to drive global NGV expansion.”

“This acquisition transforms Clean Energy both in terms of capability and geographic reach,” Littlefair said.

“In the US market, we now can provide integrated, advanced compression technology and station-building for our customers, adding value to our service package and broadening our attraction as a one-stop fueling provider.

“Our core business of providing fueling services in North America is now integrated with domestic NGV vehicle conversions (from our BAF vehicle technology subsidiary), domestic biomethane production (from our landfill gas asset in Dallas, Texas), and with this acquisition we have significant sales, manufacturing and service operations worldwide,” he noted.

IMW President Brad Miller said, “IMW is engaged in a major global growth program as we seek to capture a significant share of the NGV vehicle fueling expansion. Clean Energy is a solid partner that will help us achieve our goals.  We are pleased to join forces with this outstanding enterprise.”

Clean Energy has deployed IMW compressors and related equipment for several years in many of its 200 stations across the United States. Unlike other compressors using oil for lubrication, IMW’s proprietary, oil-less technology is a significant advance for the industry as it requires less maintenance and provides oil-free CNG, enabling a longer natural gas vehicle life.

Conference Call

Management will host an investor conference call today at 9:00 a.m. Eastern (6:00 a.m. Pacific) to discuss this news. The live call can be accessed from the U.S. by dialing (877) 407.4018 or from outside the U.S by dialing (201) 689.8471. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, August 4, 2010 by dialing (877) 660.6853 from the U.S., or (201) 612.7415 from international locations, and entering account number 3055 and conference ID # 353270. There also will be a simultaneous webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be archived on the Company’s web site for 45 days.

IMW Industries Ltd. (www.imw.ca), headquartered in Chilliwack, BC, Canada with more than 300 employees worldwide, has been a leading supplier of compressed natural gas (CNG) equipment for vehicle fueling and industrial applications since 1984. It also manufactures compressors and fueling systems for hydrogen and natural gas to hydrogen reformer systems. IMW is quality certified to the standard of ISO 9001:2000 and carries a full array of specialized certifications for the precise manufacture of compressor equipment, pressure systems and related components. IMW has an extensive, expanding global customer list that includes vehicle manufacturers, natural gas companies, vehicle fleet operators, private fueling station owners, and CNG fuel providers.  It has service centers in Canada, China, Bangladesh, Colombia and the US, and is opening a second manufacturing facility in Shanghai, China. In 2009, IMW Industries was named BC Export Award’s ‘Exporter of the Year’ and the company’s president was named Ernst & Young ‘Entrepreneur of the Year’ in the Clean Tech category.

Clean Energy (Nasdaq: CLNE) is the leading provider of natural gas (CNG and LNG) for transportation in North America. It has a broad customer base in the refuse, transit, ports, shuttle, taxi, trucking, airport and municipal fleet markets, fueling more than 18,300 vehicles at 200 strategic locations across the United States and Canada. Clean Energy owns and operates two LNG production plants, one in Willis, Texas and one in Boron, Calif., with combined capacity of 260,000 LNG gallons per day and designed to expand to 340,000 LNG gallons per day as demand increases. It owns and operates a landfill gas facility in Dallas, Texas, that produces renewable methane gas, or biomethane, for delivery in the nation’s gas pipeline network. Clean Energy also owns BAF Technologies, Inc. of Dallas, a leading provider of natural gas vehicle systems and conversions for taxis, limousines, vans, pick-up trucks and shuttle buses. Please visit www.cleanenergyfuels.com

Forward-Looking Statements — This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about the timing of the closing of the proposed transaction, the actual amount to be paid for the acquisition, and future sales opportunities of IMW’s products and services.  Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of the timing and ability of Clean Energy and IMW to meet the necessary closing conditions for the transaction, lack of demand for IMW’s products and services, deterioration of the U.S. or global economy and changes in governmental regulations in other countries that promote natural gas vehicle programs.  The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 310/954-1100